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                                                                   EXHIBIT 10.15

$1,500,000                                                         March 4, 2005
(Maximum)                                                   Southfield, Michigan

                               LINE OF CREDIT NOTE

     N.P. PREMIUM FINANCE COMPANY, a Michigan corporation ("Borrower"), for value received, promises to pay to the order of NORTH POINTE FINANCIAL SERVICES, INC., a Michigan corporation and any assignee ("Lender") the principal sum of One Million Five Hundred Thousand Dollars ($1,500,000), or whatever lesser amount that Lender will have advanced to Borrower under a Line of Credit Agreement entered into on the same date as this Note ("Line of Credit Agreement").

     Borrower will repay this principal and all accrued interest to Lender UPON DEMAND.

     Pending demand, Borrower will make monthly payments of interest on the principal balance then-outstanding at the per annum rate equal to the so-called "prime rate of interest" published in the Wall Street Journal. This interest rate will be adjusted monthly, as of the 10th of each month. During any period in which the Borrower is in default, the rate will equal four (4) points above that prime rate of interest.

     Borrower may prepay all or any of the principal balance then due at any time without prior notice to Lender and without penalty.

     All payments made pursuant to this Note will be applied first against any payments made by Lender on Borrower's behalf pursuant to the Line of Credit Agreement, then to accrued interest, and the balance against principal. Borrower will make its Note payments to Lender wherever Lender designates.

     If Borrower defaults, Lender will be entitled to recover from Borrower, in addition to the unpaid principal and all accrued interest, an amount equal to all the costs and expenses Lender actually incurs with the enforcement of this Note. This will include actual court costs paid, legal, accounting and other professional fees actually incurred and the like, regardless of whether suit is brought.

     Lender's waiver or failure to enforce any or its rights and remedies of Borrower's defaults will not be deemed to constitute a waiver of any prior, subsequent or contemporaneous default(s) by Borrower.

     Borrower waives demand, protest, presentment for payment, notice of dishonor, notice of protest, diligence in bringing suit against any party, resort to collateral and impairment of collateral, and consents that the time for payment of all or any part of the principal amount, and of the interest on the principal, may be extended from time to time by

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Lender without notice, and that any such extension will not discharge or otherwise impair the obligation represented by this Note.

                                        "Borrower"

                                        N.P. PREMIUM FINANCE COMPANY,
                                        a Michigan corporation


                                        By: /s/ John H. Berry
                                            ------------------------------------
                                            John H. Berry
                                            General Manager / Treasurer

Accpeted:

"Lender"

NORTH POINTE FINANCIAL SERVICES, INC.
a Michigan corporation


By: /s/ B. Matthew Petcoff
    ---------------------------------
    B. Matthew Petcoff
    Executive Vice President/C.O.O.